UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

August 7, 2006 (August 1, 2006)

Date of Report (Date of Earliest Event Reported)

ALERIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7170	75-2008280
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25825 Science Park Drive, Suite 400 Beachwood, Ohio	44122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (216) 910-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Credit Agreements

On August 1, 2006, Aleris International, Inc. (the “Company”) and certain of its subsidiaries entered into (1) a $750.0 million asset backed lending credit facility (“ABL Facility”) with the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, Deutsche Bank AG, Canada Branch, as Canadian administrative agent, Citicorp North America, Inc., as syndication agent and as collateral agent, and PNC Bank, National Association, National City Business Credit, Inc. and Key Bank National Association, as co-documentation agents, (2) a $650.0 million term loan facility (“Term Loan Facility”) with the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent, and Citicorp North America, Inc., as syndication agent and as collateral agent and (3) a temporary senior unsecured bridge credit facility (“Senior Unsecured Facility”) with the lenders party thereto from time to time, Deutsche Bank AG Cayman Islands Branch, as administrative agent, Citicorp North America, Inc., as syndication agent, and PNC Bank National Association and Key Bank National Association, as co-documentation agents.

Amounts drawn on these facilities include $470.3 million on the ABL Facility, $650.0 million on the Term Loan Facility and $505.0 million on the Senior Unsecured Facility. In addition to funding the purchase price paid to acquire the downstream aluminum business of Corus Group plc (“Corus Aluminum”), we used the proceeds from these facilities to refinance substantially all of our existing indebtedness and to pay issuance costs associated with the new facilities. Amounts outstanding under our senior credit facility were repaid and that agreement was terminated on August 1, 2006. We also completed a tender offer to redeem substantially all of the outstanding 10 3/8% senior secured notes and 9% senior notes and repaid all of the amounts outstanding under VAW-IMCO’s credit facilities and $59.0 million of Corus Aluminum’s outstanding indebtedness. We anticipate incurring charges during the third quarter of 2006 of $37.1 million related to prepayment premiums associated with the 10 3/8% senior secured notes and 9% senior notes and $16.4 million related to the write-off of existing debt issuance costs and unamortized debt discounts.

ABL Facility

The ABL Facility is a $750.0 million, five-year revolving credit facility which permits borrowings of up to $690.0 million by our U.S. and European subsidiaries and up to $60.0 million by our Canadian subsidiaries. We pay interest at rates per annum equal to, at our option, either LIBOR plus a margin ranging from 1.25% to 2.00% as determined based on levels of borrowing availability which is reset each quarter, or the prime rate of Deutsche Bank AG NY Branch plus a margin ranging from 0.25% to 1.00% as determined based on levels of borrowing availability which is reset each quarter. The ABL Facility is secured by substantially all of the assets of our wholly-owned domestic subsidiaries, including a first priority security interest in the current assets and a second priority interest in substantially all other tangible and intangible assets, all of the assets of the Canadian borrowers, and the accounts receivable of the European borrowers. Advances under the ABL Facility are subject to domestic and appropriate Canadian and European borrowing base calculations. The borrowing base is comprised of eligible accounts receivable and inventory of those entities. In addition, any time excess availability under the ABL Facility is less than the greater of (a) $65.0 or (b) 10% of the total facility commitments, the ABL Facility has a minimum fixed charge coverage ratio requirement of 1.10 to 1.00.

Term Loan Facility

The Term Loan Facility is a $650.0 million, seven-year facility and includes $450.0 million of U.S. borrowings and $200.0 million of European borrowings. The Term Loan Facility will be payable at a rate of 1.00% per annum in equal quarterly installments during the first 81 months thereof, with the balance payable at final maturity. In addition, we are required to prepay the Term Loan Facility with 50.0% of our annual excess cash flows, as defined, and the net cash proceeds from the sale of fixed assets, insurance recoveries, and the issuance of additional debt, except in certain situations. We pay interest at rates per annum equal to, at our option, either the reserve-adjusted LIBOR plus a margin of 2.50% or 1.50% (2.75% or 1.75% for European borrowings), plus the higher of (a) the prime rate of Deutsche Bank AG NY Branch and (b) the Federal Funds rate plus 0.50%. The Term Loan Facility is secured by substantially all of the assets of our wholly-owned domestic subsidiaries, including a first priority security interest in the fixed assets of our wholly-owned U.S. subsidiaries and a second priority interest in the current assets and substantially all other tangible and intangible assets of our wholly-owned subsidiaries. All obligations of the European borrower are secured by the assets of our German holding company and its wholly-owned subsidiaries (other than our Belgian subsidiaries and other subsidiaries which are prohibited by local law from providing such security interests).

Senior Unsecured Facility

The Senior Unsecured Facility is a one-year facility bearing interest at LIBOR plus an applicable margin. Borrowings under the Senior Unsecured Facility will be secondarily guaranteed by our wholly-owned U.S. subsidiaries. It is anticipated that prior to its maturity, the Senior Unsecured Facility will be repaid with the proceeds from an offering of senior notes.

The terms of the ABL Facility, Term Loan Facility and the Senior Unsecured Facility will significantly restrict and, in some cases, prohibit our ability and the ability of most of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or make other distributions, or redeem or repurchase equity interests or subordinated obligations;

•	make investments;

•	sell assets, including the capital stock of subsidiaries;

•	enter into sale/leaseback transactions;

•	create liens;

•	enter into agreements that restrict the restricted subsidiaries’, as defined, ability to pay dividends, transfer assets or make intercompany loans;

•	merge or consolidate or transfer all or substantially all of its assets; and

•	enter into transactions with affiliates.

Employment Arrangements

In connection with the acquisition, we promoted Mr. Sean M. Stack from Senior Vice President, Treasurer and Corporate Development to Executive Vice President and President of Europe and increased Mr. Stack’s annual base salary to $325,000 and increased his discretionary performance-based bonus to up to 70% of Mr. Stack’s annual base salary. In addition, Mr. Stack will also receive benefits in connection with his expatriate assignment to Europe. We also entered into an agreement for the prolongation of the existing employment contract of Mr. Alfred Haszler. Mr. Haszler’s existing contract dated January 31, 2001, as amended, has been extended for a two year term until June 30, 2009. Mr. Haszler will serve as

Senior Vice President and President of Aleris Rolled and Extruded Products Europe. Mr. Haszler is entitled to an annual base salary of €367,500 as well as a discretionary performance-based bonus of up to 40% of his annual base salary.

Item 1.02. Termination of a Material Definitive Agreement.

On August 1, 2006, the Company terminated the First Amended and Restated Revolving Credit and Security Agreement dated as of December 9, 2004 among IMCO Recycling Inc. and PNC Bank, National Association, among others, which was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K dated December 14, 2004.

Item 2.01. Completion of Acquisition or Disposition of Assets

On August 1, 2006, the Company consummated the acquisition of the $1.8 billion revenue downstream aluminum business of Corus Group plc (“Corus”), which includes Corus’s aluminum rolling and extrusion businesses but not Corus’s primary aluminum smelters for aggregate net cash consideration of approximately $886.7 million (€695.5 million). The transaction was consummated pursuant to two agreements, one for the purchase of Corus’s European, U.S. and Chinese legal entities and the other for the purchase of Corus’s Canadian legal entities. With respect to the European, U.S. and Chinese agreement, pursuant to a definitive share purchase agreement (the “Share Purchase Agreement”) between the Company and Corus dated May 23, 2006, a number of wholly-owned subsidiaries of the Company purchased (a) all of the capital stock of Corus Hylite BV, Corus Aluminium Rolled Products B.V., Corus Aluminium NV, Corus Aluminium GmbH, Corus Aluminium Corporation and Hoogovens Aluminium Europe Inc. and their respective subsidiaries, and (b) a 61% shareholding in Corus Aluminium Extrusions Tianjin Company Limited from Corus. With respect to the Canadian agreement, pursuant to a definitive securities purchase agreement (the “Canadian Securities Purchase Agreement”) between the Company, Corus and Societe generale de financement du Quebec dated May 23, 2006, Aleris Holding Canada Limited, a wholly-owned subsidiary of the Company, purchased all of the limited partnership interests of Corus LP and all the shares of Corus Aluminium Inc., Corus LP’s general partner, from Corus and Societe generale de financement du Quebec. The Corus entities purchased are sometimes collectively referred to as “Corus Aluminum” and formerly constituted Corus’s aluminum rolling and extrusion businesses.

The description of the purchase transactions does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement and Canadian Securities Purchase Agreement, copies of which are attached as Exhibit 99.1 and Exhibit 99.2, respectively, to the Company’s Current Report on Form 8-K filed on May 24, 2006.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided in Item 1.01 “Entry into a Material Definitive Agreement” is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 7, 2006

Aleris International, Inc.

By:	/s/ Michael D. Friday
Michael D. Friday
Executive Vice President and Chief Financial Officer